Final Transcript

Conference Call Transcript VOXX - Q2 2009 Audiovox Corporation Earnings Conference Call Event Date/Time: Oct. 10. 2008 / 10:00AM ET

CORPORATE PARTICIPANTS

 Glenn Wiener
 GW Communications - IR

 Patrick Lavelle
 Audiovox Corporation - President & CEO

 Michael Stoehr
 Audiovox Corporation - SVP & CFO

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Audiovox second-quarter earnings conference call. I would now like to turn the presentation over to your host for today's call, Mr. Glenn Wiener. Please proceed, sir.

 Glenn Wiener - GW Communications - IR

 Thank you and good morning. Welcome to Audiovox's fiscal 2009 second quarter conference call. Today's call is being webcast from our website, www.Audiovox.com, under the Investor Relations section. With us today are Patrick Lavelle, President and CEO; Michael Stoehr, Senior Vice President and Chief Financial Officer; and John Shalam, Chairman of the Board.

Before turning the call over to Pat, the following Safe Harbor language. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements.

The following factors, among others, may cause results to differ materially from the results suggested in these forward-looking statements. These factors include, but are not limited to, risks that result in changes in the Company's core business operations, our ability to keep case pace with technology advances, significant competition in the mobile and consumer electronics businesses and accessory businesses, relationships with key suppliers and customers, quality and consumer acceptance of our newly introduced products, market volatility, non-availability of products, excess inventory, price and product competition, new product introductions, and the possibility that a review of our prior filings by the SEC may result in changes to our financial statements and the possibility that stockholders or regulatory authorities may initiate proceedings against the Company and/or our officers and directors as a result of any numerous statements or their actions.

Risk factors with our business including some of the factors set forth herein are detailed in the Company's Form 10-K for the period ended February 29, 2008, and in our Form 10-Q for the period ended August 31, 2008, which was filed after market close yesterday. We greatly appreciate your interest in today's call and thank you for participating today. At this time I would like to turn the call over to Pat Lavelle.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Thank you, Glenn, and good morning. I'm going to briefly recap our second quarter, but my main focus this morning will be on the steps that we are taking to combat what is shaping up to be the worst economy in decades. It's no secret we are in a recession and Audiovox, like most other companies, is dealing with deteriorating economic conditions in the US and now around the world.

Consumer confidence is near 20-year lows. Discretionary spending is well off historical levels. Auto sales, which are often a barometer of our sales, are down significantly and all estimates are predicting a slow recovery. Our second-quarter results, and really our first half results, are reflective of this environment.

Second-quarter sales came in just under last year's results at $147 million. Although we expected a slow down based on the consumer spending trends, retail channel checks, and declining auto sales, the economy worsened at a far quicker pace than anticipated.

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Final Transcript
Oct. 10. 2008 / 10:00AM ET, VOXX - Q2 2009 Audiovox Corporation Earnings Conference Call

Our electronic sales were up for the quarter by approximately 4% due largely to increases in some of our consumer electronic lines as well as international sales in Germany, Mexico, and Venezuela. Those increases were offset by declines in the mobile group, which was disproportionately affected by the combination of tighter credit, high gas prices, and the resulting lower auto sales.

In addition, and as we announced less quarter, we have discontinued navigation products and recently decided to discontinue most of our LCD flat-panel TVs. The impact of this decision on our 2Q sales is approximately $5.8 million. Sales of our accessory company were also down for the quarter due to the overall retail slowdown.

The increase in consumer electronics sales was a direct result of our acquisition of Thomson's RCA A/V business. The product lines that we acquired -- camcorders, clock radios, digital players, and voice recorders, which we believe were niche lines with good growth opportunities and higher margins -- did well and posted GPs within our expectations. Those sales helped offset some of the general weakness driven by economic conditions.

During the quarter we sold out our inventory position in LCD flat-panel TVs which hit our margins slightly. Moving forward we will only continue in this market with niche products where we can make higher profit margins. On the mobile side, our sales were off over 20% again due to the massive decline in the auto industry where sales are now tracking to 1990 levels. The drop-off in our sales was somewhat offset by higher volumes to the original equipment accounts through our code systems subsidiary.

Overall, the slowdown in vehicle sales has cut into our aftermarket video, mobile multimedia, and vehicle security and remote start product groups. However, Jensen and Audiovox products still hold leading market shares in the mobile multimedia and mobile video categories with number one position and many of the top 10 spots, albeit on lower sales volumes.

Satellite radio sales are off for the year as well, but over the past few months we have seen an uptick now that the XM SIRIUS merger is complete. As I have mentioned in past calls, we believe that satellite radio will continue to grow and Audiovox will be a significant supplier of hardware to this market. We don't expect any near-term post-merger changes in our relationship.

On the accessories side, sales were off primarily due to weakness in retail. In fact, we have many new programs that should help reverse this trend even in light of overall negative holiday predictions. Gross margins came in at roughly 17%. Our margins were impacted by rising fuel and labor costs, increase in commodities, and changes in foreign exchange expenses.

In July we announced price increases to offset these higher costs. Due to contractual lead times with many of our larger customers, we will not see the full impact until the third quarter.

At the beginning of the year our focus was on integrating prior acquisitions and leveraging our core overhead. I announced on the last call that we had targeted $8 million in expense reductions for the year. Based on the slowness experienced during the second quarter, we have reduced overhead and other expenses by an additional $8 million on an annualized basis.

This second initiative included an 8% headcount reduction for which we took a one-time second-quarter workforce reduction charge of approximately $1 million and it brings the total headcount reduction for 2008 to 13%. Our executives continue to monitor every program and line item to identify additional areas to lower costs and improve productivity without sacrificing our ability to service our customers effectively and without jeopardizing product innovation initiatives.

We believe the combination of our overhead reductions and the price increases that are now in place position us -- that position us well as we move into the all-important third quarter. While we have a good sense of our sales going into the holiday season and have budgeted accordingly, it really does come down to sell-through at the retail level. And while we are hopeful, we are also realistic.

The global economies continue to be rocked daily by one financial crisis after another and at this time few retailers are predicting a solid holiday season. Despite that, I believe we will post improvements over last year in sales and performance. We are managing our inventory very closely so as not to put anything at risk and we are constantly working with our suppliers to ensure we have inventory and can meet our projected sales.

We have a number of RCA digital products that began to hit retail in Q2 but most will introduce in the October/November timeframe. For Black Friday promotions we have placed Audiovox DVDs as well as a variety of RCA models at Wal-Mart, Best and Circuit.

In mobile, we have several new mobile video and mobile multimedia systems that include the new HD radio capability. In addition, we are introducing Bluetooth accessories to capitalize on the move to hands free that is sweeping the country.

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Final Transcript
Oct. 10. 2008 / 10:00AM ET, VOXX - Q2 2009 Audiovox Corporation Earnings Conference Call

On the accessory side, we have successfully launched the new SURFACE line of electronics cleaning products and have holiday placement in Best Buy and some 30 other retailers to date. Our new high definition [Powell] line products will launch this month at retail. These products allow HDMI transmission over an existing home's power line and we believe will lead the way in connectivity for the new trend in home networking.

One of the most exciting developments for the accessory company has been the success of the RCA-branded flat digital antennas, where sales at Wal-Mart, Best Buy, and now Circuit are exceeding expectations. This will no doubt strengthen our number one market share in reception products. Finally, I'm happy to report that we have been selected as the accessory supplier to Lowe's, a very significant development, and we will begin shipments in the third quarter.

We remain cautiously optimistic despite the fact that we are in a recession and have operated at a loss for the first half of the year. Our inventory positions are in line and there is no one product category that we believe is at substantial risk. We have enhanced our product design and development capabilities and have a lot of new products coming out in the second half of the year.

We have a cash on hand to meet or exceed our second-half plan without the need to secure credit. And as a result of the slowness in the economy and the extremely tight credit markets, there are opportunities that are beginning to materialize. We will very carefully monitor the M&A environment as we have the resources to move quickly if necessary.

Going into the third quarter, Audiovox has never been as well-positioned as it is today. Our brands are well accepted and we have more products placed at retail than ever before going into a Christmas selling season. We have more OE business placement than ever as well.

Our broad distribution strengths are not reflected in our results due largely to the economic forces beyond our control, but I strongly believe that over time as the pressure on the economy eases our shareholders will see positive results. I am looking forward to better top-line performance in the third quarter and, with our actions to reduce overhead and improved margins, a stronger bottom line.

With that, I will turn the call over to Michael who will go through some numbers and then we will open it up for questions. Michael?

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 Thank you, Pat. Good morning, everyone. For the second quarter of 2009 sales were $147.2 million, a decrease of less than 1% compared to $148.3 million that we reported in the second quarter of last year. Electronic sales were $111 million, up $4.4 million or 4.1% primarily due to the incremental sales generated from the recently acquired RCA A/V operation and increases in our international sales in Germany, Mexico, and Venezuela.

The increase in electronics was offset by declines in our core consumer product lines as we discontinued certain non-profitable product categories such as portable navigation and flat screen TVs. We also experienced lower sales volume in our mobile group in the categories of audio/video and security as a result of weakening US economy and lower car sales, but did experience an increase in our code OEM business.

Accessory sales were $35.6 million, down from $41 reported last fiscal year second quarter as a result of the overall decline in the general economic climate. We anticipate positive impact from new products being introduced in the third quarter to new customers. Accessories decline was partially offset by the incremental sales generated from our Technuity operations which we acquired in November of last year.

Gross margins were 17% compared to 19.2% in the second quarter last year. Our margins were principally negatively impacted by increased cost from our vendors due to higher production costs primarily in the areas of materials, labor, and energy, as well as increases in foreign exchange rate versus the US dollar.

As a result of higher energy costs, transportation expenses from our factories to our warehouses were also increased. Higher energy costs affected the cost of shipping to our customers.

As Pat had mentioned earlier, we recently imposed price increases across the board the marked majority of which took full effect in September. We expect this increase to offset declining gross margins and beginning in the third-quarter, we anticipate GP returning to historical levels.

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Final Transcript
Oct. 10. 2008 / 10:00AM ET, VOXX - Q2 2009 Audiovox Corporation Earnings Conference Call

Operating expenses were $29.1 million for the quarter, an increase of $4.5 million versus $24.6 million last year. The increase in total operating expenses is primarily due to the $1 million charge for workforce reduction and the incremental costs related to the Technuity and RCA A/V operations, which totaled approximately $4.6 million. As a percentage of net sales, operating expenses increased to 19.8%.

During the second quarter ending August 31, 2008, the Company instituted an additional operation cost reduction plan. Our primary part of the plan was an 8% reduction in headcount with an estimated annual $6 million in payroll savings. We also identified other areas for operational reductions in the Company.

Operating expenses for the acquired businesses were just over $4.6 million. Excluding these costs and the costs related to the work force reduction, are core overhead was down 4.2%. We are actively managing our overhead structure and our cross-selling expenses declined 8.9% in the second quarter. Our core G&A expenses also decreased 4.1%. Offsetting some of this decrease was higher professional fees related to intellectual property.

As a result of the lower sales volume and the pressure on margins, we reported a net loss for the quarter of $2.3 million, or a loss of $0.10 a share, compared to last year's $3.7 [million], earnings per share of $0.16. For the six-month period, net sales were up 5.5%, coming in at $291.8 million. Electronic sales were up 11.4% and accessory sales were off 10.4%, principally due to the reasons outlined above.

Gross margins were 16.3 compared to 18.7. The six month ended GP included a $2.9 million charge during the first quarter where we -- by approximately 100 basis points, where we wrote down some of the (inaudible). Operating expenses were 59.5 compared to 49.3, an increase of $10.2 million. Impacting the increase was a $1 million payment for the reduction in force and $9 million expense -- $9 million worth of expenses of recently acquired businesses.

Net loss for the six months ended was $8.1 million, or a loss of $0.36 a share, compared to $6 million earnings, or $0.26 a share. Included in that $6 million was a $2.1 million income from a derivative suit settlement.

On the balance sheet, net cash provided from operations was $9.6 million for fiscal or six months ending fiscal 2009 compared to cash used last year of $64.3 million, the same period last year. The increase was principally as a result of reductions in accounts in vendor receivables, an increase in accounts payable, an increase in depreciation and amortization. This was partially offset by slightly higher inventory balances.

Our accounts receivable turns were 5.6 versus 5.3 last year and inventory turns were 3.2 versus 3.7. As of August 31, 2008, we had working capital of $268.2 million, which included cash and cash equivalents of $49.1 million, compared to working capital this time last year of $275 million with cash and cash equivalents of $39.3 million -- excuse me, that was February 28.

The increase in cash and cash equivalents is due to the collection of accounts and vendor receivable balances, increases in our accounts payable. This was partially offset by an increase in our inventory balance in anticipation of the seasonal orders. We have renewed our euro lines for another two years and have extended our domestic lines of credit till November 30, 2008.

I will turn the call back to Pat and I will be available for questions.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Okay, if there are any questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) At this time you have no questions in queue.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Okay. Ladies and gentlemen, thank you for listening this morning. These are very unique times and one that I am sure many books will be written. Suffice it to say, I believe that we will come to this period and emerge stronger.

I appreciate your interest and wish you all well. Thank you and have a good day.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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